UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Salem, New Hampshire Property Sale

On December 30, 2005, StockerYale, Inc. (the “Company”) closed the sale and leaseback of the real estate and building owned by the Company located at 32 Hampshire Road in Salem, New Hampshire (the “Property”) to 55 Heritage (Salem) LLC. The terms of the Real Estate Purchase Agreement dated December, 2005 between the Company and the buyer were that (i) the Company agreed to sell the Property to the buyer, and the buyer agreed to purchase the Property from the Company, for $4,700,000 and (ii) the Company agreed to lease from the buyer (a) approximately 32,000 square feet of the Property for an initial term of five years with a rental rate during such period of $192,000 per year in base rent and (b) approximately 63,000 square feet of the Property for an initial term of five years with rental rates during such period ranging from approximately $220,500 to $315,000 per year in base rent, plus a pro rata share of all operating costs of the Property. The Company plans to sublease all or part of the 63,000 square feet block of space. At the time an opportunity arises to enter into a sublease agreement with a third party, either (i) the Company will enter into a sublease agreement with such third party or (ii) the buyer will enter into a direct lease with such third party. The lease agreement grants the Company the option to extend the initial term for a period of five years.

The Company used the net proceeds from the sale transaction to (i) repay the outstanding balance of $2,139,880, on a convertible note issued to Laurus Master Fund, Ltd. on February 20, 2004, in the original principal amount of $4,000,000, (ii) repay the outstanding balance of $409,370, on a convertible note issued to Laurus Master Fund, Ltd. on December 7, 2004, in the original principal amount of $500,000 and (iii) repay the outstanding balance and prepayment penalty of $454,922, on a convertible note issued to Smithfield Fiduciary LLC on December 7, 2004, in the original principal amount of $500,000. Any remaining net proceeds will be used for working capital purposes.

Securities Purchase Agreement

On December 30, 2005, pursuant to the terms of a Securities Purchase Agreement (the “Securities Purchase Agreement”), the Company issued a secured term note (the “Note”), in the aggregate principal amount of $4,000,000, to Laurus Master Fund, Ltd. The Note is due on December 30, 2008. The Company must make monthly payments of principal and interest on the Note beginning on April 1, 2006. The outstanding principal on the Note accrues interest at an annual rate of 2% above the prime rate, subject to a minimum annual interest rate of 8% (subject to certain adjustments). The Company may elect to prepay the Note provided that (i) if such prepayment occurs during the first year of the date of issuance, the Company shall pay a 15% prepayment penalty, (ii) if such prepayment occurs during the second year of the date of issuance, the Company shall pay a 10% prepayment penalty and (iii) if such prepayment occurs during the third year of the date of issuance, the Company shall pay a 5% prepayment penalty.

Also, pursuant to the terms of the Securities Purchase Agreement, the Company sold and issued to Laurus Master Fund, Ltd. an aggregate of 750,000 shares of common stock of the Company at a per share purchase price of $.01, for an aggregate purchase price of $7,500.

The Company is required to register for resale under the Securities Act of 1933, as amended, the shares of common stock sold and issued to Laurus Master Fund, Ltd. The Company used the net proceeds from the Securities Purchase Agreement to repay the outstanding balance and prepayment penalty of $3,093,750 and $177,683, respectively, on a convertible note issued to Laurus Master Fund, Ltd. on June 10, 2004. Any remaining net proceeds will be used for working capital purposes.

In connection with the closing of the Real Estate Purchase Agreement and the Securities Purchase Agreement, the Company has fully repaid all outstanding convertible notes.

The foregoing descriptions of the Securities Purchase Agreement, the Note and the transactions contemplated therein and thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

In connection with the Real Estate Purchase Agreement described in Item 1.01, on December 30, 2005, the Company disposed of the Property as described in Item 1.01, which description is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A description of the Note is contained in, or incorporated by reference to, Item 1.01 above, which is incorporated herein by reference. The foregoing description is subject to, and qualified in its entirety by, the Note filed or incorporated by reference as an exhibit hereto and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 is hereby incorporated by reference into this item.

The shares of common stock issued and sold pursuant to the Securities Purchase Agreement were issued and sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance and sale of such securities.

Item 9.01 Financial Statements and Exhibits.

(d)	The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: January 4, 2006

By: /s/ Marianne Molleur

        Marianne Molleur

        Senior Vice President and

        Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated as of December 30, 2005, by and between StockerYale, Inc. and Laurus Master Fund, Ltd.

10.2	Registration Rights Agreement, dated as of December 30, 2005, by and between StockerYale, Inc. and Laurus Master Fund, Ltd.

10.3	Secured Term Note, dated as of December 30, 2005, issued by StockerYale, Inc. to Laurus Master Fund, Ltd.